Filed Pursuant to Rule 433 under the Securities Act
Registration Statement No. 333-275151
Issuer Free Writing Prospectus dated February 3, 2026
CUSIP #: 63743H GD8
ISIN#: US63743HGD89

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

Medium-Term Notes, Series D
With Maturities of Nine Months or More from Date of Issue

Floating Rate Notes

Issuer:	National Rural Utilities Cooperative Finance Corporation

Expected Ratings*:	A2 / A (Moody’s / Fitch)

Principal Amount:	$600,000,000

Security Type:	Senior Unsecured

Interest Rate Basis:	Floating rate based on Compounded SOFR, calculated and reset quarterly

Spread:	+43 basis points

Issue Price:	100% of Principal Amount

Trade Date:	February 3, 2026

Original Issue Date:	February 9, 2026 (T+4)

Maturity Date:	August 9, 2027

Interest Payment Dates:	Each February 9, May 9, August 9 and November 9, commencing May 9, 2026

Interest Payment Date Convention:	Modified Following Business Day, Adjusted

Day Count:	Actual/360

Payment at Maturity:	The payment at maturity will be 100% of the Principal Amount plus accrued and unpaid interest, if any

Optional Redemption:	None

Basis:	As Principal

Agents:	MUFG Securities Americas Inc. RBC Capital Markets, LLC Truist Securities, Inc. FNB America Securities LLC Huntington Securities, Inc. M&T Securities, Inc.

Form of Note:	Book-Entry
(Book-Entry or Certificated)

Denominations:	$2,000 x $1,000

Other Terms:

The following replaces and supersedes the text under the heading “Plan of Distribution (Conflicts of Interest) – Selling Restrictions – United Kingdom” contained in the Company's Prospectus Supplement dated October 27, 2023.

United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is neither: (i) a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); nor (ii) a qualified investor as defined in (a) Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA and as amended or (b) paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

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* Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Concurrently with this offering, we are also offering $600,000,000 aggregate principal amount of Medium-Term Notes, Series D (the “other securities”), pursuant to a separate pricing supplement. Although we expect that the sales of the notes offered hereby and the other securities will take place concurrently, the sales are not conditioned upon each other, and we may consummate the sale of one or more issues and not the other, or consummate the sales at different times.

It is expected that delivery of the notes will be made against payment therefor on or about February 9, 2026 which is the fourth trading day following the date hereof (such settlement cycle being referred to as T+4). Purchasers of notes should note that the ability to settle secondary market trades of the notes effected prior to the first business day before the settlement date may be affected by the T+4 settlement. Accordingly, purchasers who wish to trade the notes prior to the first business day before the settlement date will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own legal advisors.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from MUFG Securities Americas Inc. by calling toll-free at (877) 649-6848, RBC Capital Markets, LLC by calling toll free at (866) 375-6829 and Truist Securities, Inc. by calling toll-free at (800) 685-4786.

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